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WORLDTALK COMMUNICATIONS CORPORATION                                EXHIBIT 10.1

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** Confidential treatment has been requested with respect to certain portions of this exhibit. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.


                        EMPLOYMENT TERMINATION AGREEMENT

         This Employment Termination Agreement ("Agreement") is made and entered into by and between Stephen R. Bennion (hereinafter referred to as "Mr. Bennion") and Worldtalk Communications Corporation (including other subsidiaries or affiliated entities, hereinafter referred to as "Worldtalk") as of April 10, 1998.

         A. Mr. Bennion is employed at Worldtalk and has tendered, and Worldtalk has accepted, his resignation as an officer and employee of Worldtalk effective May 8, 1998 (the "Effective Date").

         B. On the terms and subject to the conditions described in this Agreement, Mr. Bennion and Worldtalk now desire to engage Mr. Bennion's services as an advisor during the three-month period following the Effective Date and [**].

         Now, Therefore, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

         1.       Options.    Mr.   Bennion   holds   the   following    options
                  (collectively,  the "Options").  Both parties acknowledge that the  Options are the only  options or other  rights to acquire from  Worldtalk any security of Worldtalk that are held by Mr.
                  Bennion.

     Grant Date                Number of Shares               Exercise Price             Shares Vested 5/8/98
---------------------     ----------------------------     ---------------------    --------------------------------
      2/7/96                      12,500                              $8.00                       3,906
      9/19/97                     50,000                              $6.63                        none


The Options will cease vesting on the Effective Date. Each Option shall be exercised by Mr. Bennion, if at all, within the times and in the manner specified in the Option grant forms evidencing such Option.

         2. Stock. Mr. Bennion currently holds 191,000 shares of the Common Stock of Worldtalk, 30,250 and 28,125 shares of which become subject to repurchase by Worldtalk on the Effective Date pursuant to the terms of his Stock Option Grant Agreements with Worldtalk for a repurchase price of $0.20 and $0.50 per share, respectively. Worldtalk hereby elects to repurchase [**] of the shares having a repurchase price of $0.20 per share and [**] of the shares having a repurchase price of $0.50 per share, [**]. The aggregate share repurchase price of [**] will be paid to Mr. Bennion on or before June 7, 1998 by check deposited in the United States mail addressed to Mr. Bennion at his current residence or by hand delivery to Mr. Bennion. Mr. Bennion agrees immediately after payment of such amount to sign a stock power or assignment in a form necessary to transfer the repurchased shares to Worldtalk and deliver such stock power or assignment to Worldtalk.

         3.       Employment Compensation.

                  3.1 Mr. Bennion confirms and acknowledges that he has received payment for all salary, commissions, bonuses, accrued but unused vacation and compensation in any other form that is currently due and payable to him by Worldtalk in connection with his employment as of the date of this Agreement. Mr. Bennion will take his vacation from April 10, 1998 through the Effective Date and his signature authority with Worldtalk's bank and others with whom Worldtalk does business will expire on April 10, 1998. Although he will not come into the office during his vacation, Mr. Bennion agrees to provide up to eight hours per week of services to Worldtalk and its personnel as to matters relating to his duties as an employee. Mr. Bennion's salary and other compensation as an officer and employee will terminate when his employment terminates on the Effective Date.

                  3.2 Worldtalk has an obligation to make available to Mr. Bennion any medical or disability insurance coverage under policies Worldtalk carries for its employees generally, as required by the Consolidated Omnibus Budget Reconciliation Act (commonly known as "COBRA"). Mr. Bennion has informed Worldtalk that he does not require any such insurance coverage after the Effective Date.

                  3.3 Except for salary and vacation pay in normal amounts that may accrue, if any, between the Worldtalk payroll date immediately prior to the date hereof and the Effective Date (which will be paid by Worldtalk no later than three days after the Effective Date), Mr. Bennion agrees that he has no claim for any salary, vacation, bonus or similar payment relating to his employment with Worldtalk.

         4. Services as an Advisor. Commencing on the Effective Date, Mr. Bennion will hold himself available to provide advisory services to Worldtalk until the close of business on August 8, 1998 (the "Advisory Period"). Services will be provided during the Advisory Period, upon the request of Worldtalk's President, for no more than eight hours per week (any period shorter than one week to include a proportionate number of hours) at such times and places as are mutually convenient to Mr. Bennion and Worldtalk. However, Mr. Bennion's services will be performed at times and places that do not reasonably conflict with Mr. Bennion's responsibilities to his then current employer. Mr. Bennion's duties as an advisor will be to perform financial services and to help transition knowledge concerning Worldtalk's financial status and systems directly to management and to other members of Worldtalk's accounting and finance department.

                  4.1 Mr. Bennion acknowledges that his services as an advisor are being provided as an independent contractor and that he will not be deemed an employee or agent of Worldtalk or have the power to bind Worldtalk to any contract or agreement. Mr. Bennion will be accorded the customary and usual independence associated with such status and will be responsible for payment of all income, social security or other payroll taxes incurred in connection with payments to Mr. Bennion as a result of this services arrangement.

                  4.2 In return for Mr. Bennion's availability and requested services during the Advisory Period, Worldtalk will pay to Mr. Bennion [**] for each hour per week actually worked by Mr. Bennion (any such hours to be expressly preapproved by Worldtalk's President prior to being worked). All amounts are to be paid, as earned during the Advisory Period, on the 15th day of each month for hours worked during the previous month.

         5. Return of Worldtalk Property. Mr. Bennion agrees that on April 10, 1998 he will return to Worldtalk all files, memoranda, records (and copies thereof), credit cards and other physical or personal property which Mr. Bennion has received or will receive from Worldtalk and which are the property of Worldtalk. Any such property received by Mr. Bennion during the Advisory Period will be returned to Worldtalk upon expiration or termination of such period.

         6.       [**]

         7. Confidentiality. The Proprietary Rights and Confidentiality Agreement entered into by Mr. Bennion in favor of Worldtalk will remain in full force and effect after the Effective Date and will not be modified or terminated by this Agreement.

         8. General Provisions. The parties represent and acknowledge that they have carefully read and fully understand all of the provisions of this Agreement, which sets forth the entire agreement between the parties. Except as set forth above, this Agreement supersedes any and all prior agreements or understandings between the parties and all corporate policies, practices or procedures pertaining to the subject matter of this Agreement. If any provision of this Agreement is unenforceable for any reason, it shall be interpreted, to the extent possible to enhance its enforceability in order to achieve the intent of the parties and, if not possible, the provision shall be stricken from this Agreement. The invalidity or unenforceability of any provision of this Agreement as applied to certain circumstances, shall not effect the validity or enforceability of such provision as applied to other circumstances or any other provision of this Agreement. In any action arising out of, or relating to this Agreement, the prevailing party shall be entitled to recover all costs and attorneys' fees incurred therein.


                                            WORLDTALK COMMUNICATIONS
                                             CORPORATION

/s/ Stephen R. Bennion                      By:  /s/ Bernard Harguindeguy
---------------------------                      -------------------------------
STEPHEN R. BENNION                               Bernard Harguindeguy, President